ROBISON, HILL & CO.
A PROFESSIONAL CORPORATION

Certified Public Accountants

DAVID O. SEAL, CPA
W. DALE WESTENSKOW, CPA
BARRY D. LOVELESS, CPA
STEPHEN M. HALLEY, CPA

August 12, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated August 12, 2013 of MineralRite Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm. As of the date of this letter, MineralRite Corporation owes Robison, Hill & Co. $57,892.76 in past due fees and charges for services rendered.

Sincerely,

Robison, Hill & Co.

Robison, Hill & Co.

1366 East Murray-Holladay Road, Salt Lake City, Utah 84117-5050
Telephone (801) 272-8045 Facsimile (801) 277-9942